July 28, 2008

Hecla Limited

6500 N. Mineral Drive, Suite 200

Coeur D’Alene, Idaho 83815

Attention:

Dean W. McDonald

Dear Dr. McDonald:

Re:

Revised Offer Letter Regarding Golden Eagle Property

Effective as of the date first above written (the “Effective Date”) Midway Gold Corp. and its wholly-owned subsidiary, Golden Eagle Holding Inc. (collectively, “Midway”), hereby offer to purchase from Hecla Limited, (“Hecla”) a Twenty-Five Percent (25%) undivided cotenancy interest in the real property situated in Ferry County, Washington and described in Exhibit “A” hereto (the “Property”), in addition to Hecla’s interest in that certain Golden Eagle Operating Agreement between Santa Fe Pacific Gold Corporation (predecessor in interest to Echo Bay Exploration Inc.) and Hecla Mining Company (now known as Hecla Limited) dated September 6, 1996 (the “Operating Agreement”), all pursuant to the terms set forth in this Offer Letter.  Midway and Hecla are collectively referred to herein as the “Parties”.

1.

Representations and Warranties and Operating Agreement

Hecla represents and warrants that the Property is free from all encumbrances made by, through or under Hecla.  Each Party respectively represents and warrants that it is duly organized, has the full power and authority to enter into this Offer Letter, and that the Offer Letter, when signed, constitutes a valid and binding contract on its respective part.  The Parties acknowledge that the Property is subject to the Operating Agreement, and Midway agrees to be bound to, and act in accordance with, the terms of the Operating Agreement.

2.

Confidentiality

Midway shall keep all information and knowledge received during the period of due diligence that ended July 3, 2008 confidential until the earlier of Closing or the second anniversary of the Effective Date.

3.

Standstill

From the Effective Date until Closing or prior termination of this Offer Letter, but no later than August 7, 2008, Hecla agrees not to directly or indirectly, solicit, initiate or enter into discussions or any form of agreement for the sale or transfer of the Property or any interest therein, with any third party, or encourage or provide any information to any corporation or other entity regarding an acquisition of the Property, subject only to Hecla giving 60 days’ notice to Echo Bay Exploration Inc. pursuant to the Operating Agreement.

4.

Purchase Price

The purchase price shall be Four Hundred Eighty-Three Thousand Three Hundred and Thirty-Three United States Dollars (U.S.$483,333), payable at Closing (the “Purchase Price”).

5.

Conditions to Closing

The following shall be conditions to Closing:

(a)

that Echo Bay Exploration Inc. shall not have elected to exercise that certain preemptive right in respect to Hecla’s 25% interest in the Property under the Operating Agreement and in the Operating Agreement itself; and

(b)

that Hecla shall notify Echo Bay of its decision not to elect to exercise that certain preemptive right in respect to Echo Bay’s 75% interest in the Property under the Operating Agreement and in the Operating Agreement itself; and

(c)

receipt by Midway of any necessary stock exchange or other regulatory approvals.

6.

Closing

Closing shall occur on August 7, 2008, or such earlier date as mutually agreed by the Parties.  At Closing, Midway shall deliver the Purchase Price to Hecla by wire transfer.  At Closing, Hecla shall deliver to Midway (a) a fully executed Special Warranty Deed in the form of that attached hereto as Exhibit “B”, (b) a fully executed Assignment of Grazing Lease Permit in the form of that attached hereto as Exhibit “C”, and (c) a fully executed Assignment of Operating Agreement in the form of that attached hereto as Exhibit “D”.

7.

Indemnification

Midway and its Affiliates shall defend, indemnify and hold Hecla and its Affiliates, and their officers, directors, employees, and agents harmless from and against any and all, without limitation, damages, losses, expenses, liens, obligations, claims, demands and causes of action of every kind and character for death, personal injury, property damage, or any other liability, whether known or unknown, foreseeable or unforeseeable arising out of or relating to ownership, possession or control of the Property; the condition of the Property; rehabilitation or reclamation of the Property; any environmental liability of any type whatsoever relating to the Property; and for any act or failure to act under the terms of the Operating Agreement, including costs, fines, penalties, attorneys’ fees and settlements to the full extent allowed by law.  This Section shall be broadly interpreted to the benefit of Hecla.  For purposes of this Section 7, “Affiliate” means any person organization or entity controlling, controlled by or under common control, where “control” means the possession, directly or indirectly, of the power to direct management and policies.

8.

Governing Law

This Offer Letter shall be governed in all respects, including validity, interpretation and effect, by the laws the State of Washington, without giving effect to the principles of conflicts of laws thereof, and the Parties hereby irrevocably submit and consent to the jurisdiction of the courts of the State of Washington, in respect of any matter arising hereunder or in connection herewith.

9.

Other

This Offer Letter may be executed and evidenced by a facsimile copy thereof and all such counterparts or facsimile counterparts shall constitute one document.  This Offer Letter will be binding upon, and will enure to the benefit of and be enforceable by the Parties hereto and their respective successors, and assigns; provided that no assignment of this Offer Letter will be permitted without the written consent of the other Party.  Each of Hecla and Midway shall each be responsible for its own costs and charges incurred with respect to this Offer Letter and Closing including, without limitation, all costs and charges incurred prior to Effective Date and all legal, accounting and brokers or finders fees and disbursements relating to this Offer Letter.  The Parties will take such actions and execute such instruments as necessary to effectuate the intent of this Offer Letter.

10.

Survival

Sections 2, 7, 8, and 9 shall survive Closing.  Sections 2, 8, and 9 shall survive any termination of this Offer Letter.

Please sign this Offer Letter in the space provided to confirm our mutual understanding and agreement as set forth herein and return a signed copy to the undersigned.

Sincerely,

Accepted

GOLDEN EAGLE HOLDING INC.

HECLA LIMITED

By:

By:
/s/ Doris Meyer

/s/ Phillip Wolf

Authorized Signatory

Authorized Signatory

MIDWAY GOLD CORP.

By:
/s/ Doris Meyer

Authorized Signatory